CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into and made as of the 11th day of October, 2006 (“Agreement Date”) and shall be effective as set forth in Section 4.1 below by and between Healthways, Inc., a Delaware corporation (“HWAY”), and Rincon Advisors, LLC, an Arizona limited liability company (“Consultant”).

WHEREAS, HWAY and Axia Health Management, LLC (“Axia”), have entered into a Stock Purchase Agreement, dated as of October 11, 2006 (the “Purchase Agreement”), pursuant to which HWAY (or a wholly-owned subsidiary of HWAY) will acquire 100% of the capital stock of Axia Health Management, Inc. (the “Target”) from Axia (the “Transaction”);

WHEREAS, the sole member of Consultant is an employee of the Target and an equity holder and member of the Board of Manager/Directors of Axia and, as such, possesses confidential and proprietary information regarding the Target and its subsidiaries;

WHEREAS, as an equity holder of Axia, the sole member of Consultant, L. Ben Lytle (the “Sole Member”), will receive significant financial consideration upon consummation of the Transaction;

WHEREAS, in connection with and contingent upon HWAY’s acquisition of Axia Health Management, Inc. (“Axia”), HWAY desires to hire Consultant as an independent contractor to perform consulting services for HWAY following the consummation of the Transaction; and

WHEREAS, Consultant has the experience and qualifications necessary to provide the Services (as defined below) to HWAY and is willing to perform such services on terms set forth more fully below.

WHEREAS, the execution of this Agreement, including without limitation the provisions of Section 1.4 hereof, is a condition of the Company’s entering into the Purchase Agreement and the consummation of the Transaction on the Closing Date (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties agree as follows:

SECTION 1: DUTIES AND RESPONSIBILITIES

1.1          Consulting Services. HWAY hereby engages Consultant to provide consulting services to HWAY. Consultant shall have the duties and responsibilities assigned to him from time to time by HWAY, including, but not limited to, those tasks and projects assigned to Consultant as described on the attached Exhibit A (the “Services”), as may be amended from time to time by the mutual agreement of HWAY and Consultant.

1.2          Time Commitment. From the Effective Date of this Agreement to the termination of this Agreement, Consultant agrees to devote such time and effort to performing such duties as shall be reasonably required; provided however, HWAY acknowledges and agrees that the Consultant’s role will be part-time, and in any event: (i) will not require the Consultant to work for or on behalf of HWAY for more than two to three days per week (including travel); (ii) will allow the Consultant to be out of the United States for six to eight weeks at a time; (iii) will not involve significant travel, not to exceed two overnight trips per month; and (iv) will allow the Consultant to work from home unless there is a particular occasional short-term business requirement to be in HWAY’s offices in order to effectively perform his duties. Consultant shall maintain records with respect to the time spent in the performance of

Consultant’s duties and responsibilities hereunder and shall submit such records to HWAY as reasonably requested.

1.3          Compliance with Law and Standards. Consultant shall at all times comply with all material applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of HWAY that are disclosed or made available to Consultant. Consultant further agrees that Consultant will not engage in any conduct which, in the reasonable determination of HWAY, adversely affects the image or business of HWAY or would impair in any material respect Consultant’s ability to carry out Consultant’s duties hereunder except as otherwise required by a court, law, governmental agency or regulation, or the Sole Member’s duties as a member of the board of directors of HWAY.

1.4	Non-Compete; Non-Solicitation.

(a)	Consultant acknowledges that:

(i) the business of providing any care support services, health support services or “wellness” services (including without limitation, any in-person, telephonic, web-based or home monitoring program, service, application or device which is intended to improve the health or welfare of participants or users) in which HWAY is engaged (the “Business”) is intensely competitive and that the Consultant’s service relationship with HWAY will require that the Consultant have access to and knowledge of confidential information of HWAY relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by the Consultant;

(ii) the use or disclosure of such information other than in furtherance of the Business may place HWAY at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and

(iii) the engaging by the Consultant in any of the activities prohibited by this Section 1.4 shall constitute improper appropriation and/or use of such information. The Consultant expressly acknowledges the trade secret status of the Company’s confidential information and that the confidential information constitutes a protectable business interest of the Company. Other than as may be required in the performance of his/her duties, Consultant expressly agrees not to divulge such confidential information to anyone outside the Company without prior permission.

(b)          “HWAY” (which shall be construed to include HWAY, its subsidiaries and their respective affiliates) and the Consultant agree that for a period equal to the longer of (i) five (5) years from the Closing Date of the Transaction and (ii) twelve (12) months after the date of termination, if the Consultant’s service relationship with HWAY, the Consultant shall not and shall cause each of its employees, members, officers, directors and managers not to:

(i) engage in Competition, as defined below, with HWAY within any market in which HWAY is conducting the Business at the time of termination of the Consultant’s service relationship with HWAY hereunder. Upon Consultant’s request in connection with the termination of this Agreement, HWAY shall provide Consultant a list of markets in which it is conducting the Business at the time of termination, which list shall, for purposes of this Agreement, constitute the definitive list of markets in which the Company is conducting the Business as of the date of termination. For purposes of this Agreement, “Competition” by the Consultant shall mean the Consultant’s, directly or indirectly, being employed by or acting as a consultant, advisor or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any entity engaged in the Business, provided that, it shall not be a violation of this sub-paragraph for the Consultant to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the 1934 Act, provided that, the Consultant does not participate in the business of such corporation until such time as this covenant expires; and

(ii) directly or indirectly, for his/her benefit or for the benefit of any other person or entity, do any of the following:

(A) solicit from any customer, doing business with HWAY as of the Consultant’s termination, business of the same or of a similar nature to the Business of HWAY with such customer;

(B) solicit from any known potential customer of HWAY business of the same or of a similar nature to that which, to the knowledge of the Consultant, has been the subject of a written or oral bid, offer or proposal by HWAY, or of substantial preparation with a view to making such a bid, proposal or offer, within sixteen (16) months prior to the Consultant’s termination; or

(C) recruit or solicit the employment or services of any person who was employed by HWAY upon termination of the Consultant’s service relationship with HWAY and is employed by HWAY at the time of such recruitment or solicitation.

(iii) The Consultant acknowledges that the services to be rendered by Consultant to HWAY are of a special and unique character, which causes this Agreement to be of significant value to HWAY, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by Consultant of any of the provisions contained in this Section will cause HWAY irreparable injury. The Consultant therefore agrees that HWAY will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Consultant from any such violation or threatened violations. The Consultant acknowledges that the terms of this Section 1.4 and its obligations are reasonable and will not prohibit Consultant (including its Sole Member) from being employed or employable in the health care industry.

(iv) The time periods described in this Section 1.4(b) shall be tolled at any time in which the Consultant is in breach of this Agreement. If any restriction set forth in this Section 1.4(b) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

1.5	Intellectual Property; Assignment of Inventions.

(a) “Developments” means any invention, modification, discovery, design, method, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) that Consultant makes, conceives, discovers, invents or reduces to practice (alone or with others) before or during the term of this Agreement and that (a) relates to the Business or any customer of or supplier to the Company or any of the products or services being developed, produced, manufactured or sold by the Company or that may be used in relation therewith, (b) is developed in the course of performing the Services or otherswise results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, before or during the Consultant’s service relationship with HWAY, whether or not made during the Consultant’s regular hours, and whether or not made on the Company’s premises, and whether or not disclosed by the Consultant to the Company. Consultant agrees that such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, and the Consultant hereby assigns, and to the extent any such assignment cannot be made at the present, agrees to assign all right, title and interest in and to such Developments to the Company, as works made for hire or otherwise, and the Company shall be deemed the sole author, creator, and inventor, as the case may be, of such Developments, and the Consultant shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company’s ownership of such Developments, the Consultant hereby assigns any rights (including, but not limited to, any copyrights, patents, and trademarks) the Consultant may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation, and the Consultant shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

(b) The Consultant agrees and acknowledges that the foregoing assignment covers all Developments made, conceived, created, discovered, invented or reduced to practice prior to the date of the Consultant’s execution of this Agreement, whether by Consult or any of its members, employees, officers, directors or managers as a service provider to or employee of Target, Axia, HWAY or otherwise, except for those Developments that are expressly identified as Excluded Material in Section 1.5(g) below.

(c) The Consultant will, during Consultant’s service relationship with HWAY and at any time thereafter, at the request and cost of HWAY, promptly sign, execute, make and do all such deeds, documents, acts and things as HWAY and its duly authorized agents may reasonably require in order to:

(i) apply for, obtain, register and vest in the name of HWAY alone (unless HWAY otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

(d) The Consultant agrees to waive, and hereby waives, all moral rights which the Consultant may have in or to any Developments and, to the extent that such rights may not be waived, Consultant agrees not to assert such rights against HWAY or its licensees.

(e) In the event HWAY is unable, after reasonable effort, to secure the Consultant’s signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of the Consultant’s death, physical or mental incapacity, unknown whereabouts, lack of cooperation or for any other reason whatsoever, the Consultant hereby irrevocably designates and appoints HWAY and its duly authorized officers and agents as the Consultant’s agent and attorney-in-fact, to act for an in the Consultant’s behalf and stead solely to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Consultant.

(f) The Consultant shall make and maintain adequate and current written records of all Confidential Information and Developments which by virtue of this Agreement are the sole property of HWAY and shall disclose same promptly, fully and in writing to the Chief Executive Officer or another duly authorized officer, irrespective of whether such Confidential Information or Developments are conceived, developed or made after the termination of Consultant’s service relationship with HWAY.

(g) The Consultant represents that to the best of its knowledge after due investigation, the Developments, if any, listed on Exhibit B attached hereto comprise all the Developments that Consultant or any of its members, employees, officers, directors or managers has made, conceived or created prior to the date hereof that Consultant does not intend to assign to HWAY in accordance with this subsection (C) (if any, collectively the “Excluded Material”). Consultant understands that it is only necessary to list the title and purpose of such Developments but not details thereof.

(h) If during the period of the Consultant’s service relationship with HWAY or during the six (6) month period next succeeding the termination of such service relationship with HWAY, Consultant incorporates into any Development, any Excluded Material or any other proprietary information or material owned by the Consultant or in which Consultant has an interest, Consultant hereby grants, and to the extent any such grant cannot be made at the present, the Consultant agrees to grant to HWAY a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license, with the right to sublicense, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or exploit in any way, such Excluded Material and such other proprietary information or material, in whole or in part, by any means, not known or later developed, in all languages, as part of or in connection with any such Developments

1.6          Proprietary Information and Confidentiality. In the course of performance of this Agreement, HWAY will disclose to Consultant technical information, services information, financial information, customer lists, customer data, prospective customer lists, operational information, marketing information, pricing information, strategic plans, business plans, product ideas, product descriptions, promotional plans, contracts, manuals, protocols and other information that is regarded as confidential and proprietary to HWAY (“Proprietary and Confidential Information”). Except as otherwise specifically required by a court, law, governmental agency or regulation, Consultant agrees to protect and keep such Proprietary and Confidential Information confidential and to not use or disclose such Proprietary and Confidential Information for any purpose other than those specifically contemplated by this Agreement. In the event this Agreement expires or terminates for any reason, Consultant shall return promptly all Proprietary and Confidential Information in Consultant’s possession to HWAY, except as otherwise specifically required by a court, law, governmental agency or regulation. The provisions of this Section 1.6 shall survive the termination of this Agreement.

1.7          Enforcement. In the event of a breach of Section 1.4 through 1.6, Consultant understands and agrees that HWAY shall be entitled to injunctive relief without the necessity of posting a bond or demonstrating actual damages, as well as any and all other applicable remedies at law and in equity.

1.8          Consultant’s Representatives and Warranties. Consultant hereby represents and warrants that the execution, delivery and performance of this Agreement by Consultant does not, and will not, conflict with, result in any breach of any provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination of any agreement or instrument to which Consultant is a party or by which Consultant is bound, or require any authorization, consent, approval or other action by any other party.

1.9          Non-Discrimination. In providing Services under this Agreement, Consultant shall not discriminate on the basis of race, color, sex, age, religion, national origin, handicap, payment source or on any other basis prohibited by applicable law.

1.10        Non-Disparagement. Except as otherwise specifically required by a court, law, governmental agency or regulation, the Consultant hereby agrees from and after the date hereof that the Consultant will not make or publish either orally or in writing, any disparaging, defamatory, derogatory or other negative comments about HWAY or any of its employees, officers, directors, equityholders, products, practices, operations, business, financial condition, plans or prospects.

SECTION 2: COMPENSATION

In consideration for performance of the Services, Consultant shall be paid at the rate of $20,833.33 per month, payable in arrears automatically on the fifteenth (15th) day of every month beginning the month after the Effective Date. In addition, HWAY shall pay Consultant compensation of $5,000 per “work day” or $625 per “work hour” for partial days worked. For purposes of this Agreement, “work day” means each day that the Consultant is requested by HWAY to perform the Services and Consultant performs the Services accordingly. Consultant shall be entitled to reimbursement from HWAY for reasonable, substantiated out-of-pocket expenses incurred in the course of performing the Services. Consultant shall deliver to HWAY a monthly invoice, including receipts, setting forth in detail the expenses that Consultant believes are required to be paid by HWAY.

SECTION 3: INDEMNIFICATION

3.1          Mutual Indemnification. Each party hereby agrees to indemnify, defend and hold the other party and such other party’s directors, officers, employees, agents, shareholders and affiliates, of any, harmless from and against any and all claims, actions, liability, loss, costs and expenses (including without limitation costs of judgments, settlements, court costs and reasonable attorneys’ fees and costs) arising out of or relating to, or alleged to arise out of or relate to, grossly negligent or intentional acts or omissions of the indemnifying party or any failure by the indemnifying party to perform any obligation or covenant of the indemnifying party under this Agreement.

3.2          Right to Indemnification for Consultant. HWAY shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Consultant and its members and managers if they are, are made or are threatened to be made a party or are otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that it, he or she or a person for whom he or she is the legal representative, is or was an agent of HWAY or is or was serving at the request of HWAY under this Agreement or as a director, member, manager, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee” under this Section 3.2 or if applicable under Section 3.1 above), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee.

3.3          Prepayment of Expenses. HWAY shall pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending any proceeding not initiated by Consultant in advance of its final disposition, provided, however, that the payment of expenses incurred by an indemnitee in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that the indemnitee is not entitled to be indemnified under this Section 3 or that the Consultant engaged in gross negligence.

3.4          Claims. Subject to Section 3.3, if a claim for indemnification or payment of expenses under this Section 3 that is not being contested in good faith is not paid in full within sixty (60) days after a written claim therefor by the indemnitee has been received by HWAY, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim.

3.5          Nonexclusivity of Rights. The rights conferred on any person by this Section 3 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, or agreement, or otherwise.

SECTION 4: EFFECTIVE DATE; TERM AND TERMINATION

4.1          Effective Time. This Agreement shall become effective upon the consummation of the Transaction on the Closing Date (as defined in the Purchase Agreement) (the “Effective Date”). In the event that the proposed acquisition of the Target not consummated in accordance with the Purchase Agreement, this Agreement shall be null and void and shall have no further effect.

4.2          Term. This Agreement will commence on the Effective Date and will terminate on the second anniversary of the Effective Date (the “Initial Term”) unless sooner terminated as set forth herein. Thereafter, this Agreement shall renew on mutually agreed terms, conditions, and provisions as contained herein, for additional one (1) year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) upon the mutual agreement of HWAY and Consultant.

4.3          Termination by HWAY for Cause. HWAY may terminate this Agreement at any time upon the occurrence of any of the following: (a) Consultant’s repeated failure to perform timely any of the duties as set forth in this Agreement; (b) Consultant’s (or the Sole Member’s) conviction of any crime punishable as a felony; commission of any act or omission involving dishonesty or fraud with respect to HWAY, any of its affiliates or any of their respective customers or suppliers, (c) Consultant’s professional misconduct tending to bring HWAY or any of its affiliates into public disgrace or disrepute, (d) the death, disability or mental incompetence of Consultant’s Sole Member; or (e) suspension or exclusion of Consultant or the Sole Member from any federal or state health care program.

4.4          Termination Without Cause. This Agreement may be terminated by either party at any time without cause upon thirty (30) days’ written notice to the other party and all compensation due to Consultant will be reconciled and paid with no further obligations on either party.

4.5          Payments Upon Termination. Upon a termination of this Agreement for any reason whatsoever pursuant to this Section 4, Consultant shall be entitled to (i) all compensation accrued hereunder (including any payments that are being made in arrears) and (ii) expense reimbursement pursuant to Section 2 through the date of termination with no further payment obligation hereunder on the part of HWAY.

SECTION 5:	INDEPENDENT CONTRACTOR STATUS

5.1          The relationship existing under this Agreement between Consultant and HWAY is, and shall remain, that of an independent contractor. Nothing in this Agreement shall be construed to constitute either party as the employee or joint venturer of the other, nor shall either party have the right to bind the other or make any promises or representations on behalf of the other party. Consultant shall have no authority to bind HWAY to any agreement. Consultant shall have no claim against HWAY under this Agreement for vacation pay, sick leave, retirement benefits, employee benefits, social security, workers compensation, disability or unemployment insurance benefits or other employment benefits of any kind. Other than the expenses identified in Section 2 hereof, Consultant shall be responsible for all personal and professional expenses, including, but not limited to, membership and licensure fees and dues and expenses of attending conventions and meetings.

5.2          Consultant is solely responsible for all, and shall pay all, required taxes in connection with the compensation paid to Consultant pursuant to this Agreement. HWAY will not withhold income taxes, or withhold or pay social security taxes (FICA) or Medicare taxes with respect to any such amount.

SECTION 6: GENERAL PROVISIONS

6.1         Governing Law; Venue. This Agreement shall be governed by the laws of the State of Tennessee without reference to the conflicts of law principles thereof. The parties understand and agree that, by signing hereto, they are making themselves subject to, and agree to be subject to, the jurisdiction of the state and federal courts of the State of Tennessee and that any action arising out of Consultant’s services and/or the terms and conditions hereof shall be filed in, and only be filed in, the Chancery of Davidson County, at Nashville, or in a matter of which there is federal jurisdiction, the United States District Court for the Middle District of Tennessee, at Nashville. The parties understand and agree that this choice of forum clause is and will be enforceable regardless of the choice of law provisions of any other state.

6.2       Entire Agreement. This Agreement and the Exhibits hereto form the entire agreement of the parties and supersede any prior agreements between them with respect to the subject matter hereof.

6.3          Waiver. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.

6.4          Assignment. Consultant acknowledges that the Services to be rendered by Consultant are unique and personal and that Consultant therefore may not assign such rights, duties or obligations hereunder without the prior written permission of HWAY. HWAY expressly reserves the right to assign any and all of its rights, and delegate any and all of its duties hereunder, to a subsidiary of HWAY.

6.5          Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person, by facsimile or other electronic transmission with confirmation or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a)	To HWAY:

Healthways, Inc.

3841 Green Hills Village Drive

Nashville, Tennessee 37215

Attn:	Ben R. Leedle, Jr.

(b)	To Consultant:

Rincon Advisors, LLC

c/o L. Ben Lytle

1959 South Power Road

Suite 103-448

Mesa, AZ 85206-4398

6.6          Additional Instruments. The parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

6.7          Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of or decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

6.8          Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall no in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

6.9          Survival. It is understood that termination of this Agreement shall not relieve a party hereto from any liability that, at the time of such termination, has already accrued hereunder. The following provisions and all subsections therein shall survive any expiration or termination of this Agreement: Sections 1.4, 1.5, 1.6, 3, 4.5 and this Section 6. Except as otherwise expressly provided in this Section 6.9, all other rights and obligations of the parties under this Agreement shall terminate upon termination of this Agreement.

6.10        Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Consultant:	HWAY:

Rincon Advisors, LLC	Healthways, Inc.

/s/ L. Ben Lytle	By: /s/ Ben R. Leedle, Jr.
L. Ben Lytle, its sole member	Name: Ben R. Leedle, Jr.
Title: Chief Executive Officer

Exhibit A

Services

Services:

Consultant is directly responsible for the following areas, among others as requested by HWAY:

•	Focusing on driving top line growth, innovation and Total Population Health for Healthways

•	Focusing on creating, driving and supporting strategic customer relationships including “Introduction” processes for potential clients.

Exhibit A - 1

EXHIBIT B

Excluded Material

Exhibit B - 1